Exhibit  10.2
CO-PACKING AGREEMENT
THIS CO-PACKING AGREEMENT ("Agreement"), effective April 20, 2018, (the "Effective Date"), is by and between Teo Foods Inc., a Nevada corporation, on the one hand ("Buyer") and Comercial Targa S.A. De C.V., a Mexico company, on the other hand ("Supplier").
RECITALS
A. Supplier is engaged in the business of manufacturing, packaging and distributing a variety of food products and wishes to manufacture and sell Products to Buyer upon the terms and conditions set forth herein.
B. Buyer is engaged in the business of distributing and selling a variety of food products and wishes to purchase Products from Supplier upon the terms and conditions set forth herein for distribution and resale to Buyer's customers.
NOW, THEREFORE, for and in consideration of the mutual promises and covenants set forth herein, and intending to be legally bound, the parties do hereby agree as follows:
1. Products and Specifications. Buyer shall purchase from Supplier the products specified in writing and mutually agreed which shall be subsequently incorporated herein by reference (as such may be amended by mutual written agreement of the parties from time to time, the "Products"), as reflected in purchase orders submitted from time to time in accordance with the provisions of this Agreement. In connection with manufacturing and packaging of the Products purchased hereunder, Supplier shall comply in all material respects with the specifications for such Products for use by Buyer (as such specifications may be amended by mutual written agreement of the parties from time to time, the "Specifications").

2. Term. This agreement shall have a one year term beginning on the Effective Date and renew annually unless a cancelation notice is delivered 90 days prior to the term, the Initial Term and all extensions, if any, shall constitute the "Term" of this Agreement, subject to earlier termination as provided herein.
3. Product Inputs.
A. Supplier shall supply all Product inputs; provided, however, that Buyer shall have the right to purchase Product inputs for use in the production of Products and deliver such inputs to Supplier upon 60 days written notice to Supplier. The Product formulas and specifications will be owned exclusively by Buyer, and Supplier shall have no rights of ownership in, or use of, for themselves or for third parties, such formulas or specifications, including without limitation, license rights, other than the license contemplated herein; provided, that nothing contained herein shall prohibit Supplier from developing customized products in the normal course of its business consistent with past practice based on Supplier's own independent product analysis. If required by Buyer, Supplier shall purchase any proprietary ingredients from suppliers designated by Buyer. Any such purchases shall be invoiced to Buyer by Supplier as part of the applicable Materials, Ingredients and Packaging ("MIP") cost.
4. Orders; Forecasts; Delivery; Warehousing.
A. Orders. Buyer's purchase of Products hereunder shall be made pursuant to purchase orders which comply with all the terms and conditions set forth in this Agreement and which are in a form reasonably acceptable to both parties (a "Purchase Order"). Buyer shall submit Purchase Orders to Supplier pursuant to such procedures as may be mutually and reasonably agreed upon in writing by the parties, including procedures to be utilized for canceling or modifying any such Purchase Orders after submittal. If Buyer cancels or modifies a previously submitted Purchase Order, then Buyer shall be obligated to purchase at the time of such cancellation or modification any and all Products so ordered which Supplier has commenced to manufacture, or for which Supplier can demonstrate to Buyer in good faith that Supplier has acquired ingredients, materials or packaging which may not otherwise be reasonably used in the normal course of Supplier's operations. All Purchase Orders shall clearly indicate the desired ship date and the amount, kind and size of Products subject to such Purchase Order.
B. Rolling Forecasts. The parties shall cooperate in good faith to develop rolling 6 month (by Product and pack type), non-binding order forecasts of Buyer's needs for the Products. The parties shall use commercially reasonable efforts to provide such forecasts at least 40 business days prior to the start of the applicable month.

Exhibit 10.2 -- Page 1

C. Delivery; Transfer of Title to Products. Product will be delivered FOB at the plant of manufacture. Except as set forth in the next sentence, title and risk of loss shall pass to Buyer immediately upon tender of possession to Buyer, to any of Buyer's employees, agents or representatives, or to any carriers (including Supplier) arranged or approved by Buyer. If Supplier has produced Product in accordance with the applicable order and Buyer does not take custody of the Product in a timely manner, such delay resulting in spoilage or an insufficient amount of code date of the Product, then Buyer shall be responsible for the loss associated with such Product. If any spoilage or event resulting in an insufficient amount of code date of the Product is caused by the actions of Supplier, then Supplier shall be responsible for the loss associated with such Product.
D. Warehousing. Supplier will warehouse finished Products for up to 15 days. Buyer will not be charged for finished Products warehoused for 15 days or less. Buyer shall pay a non-prorated charge of $20 per pallet position for finished Products that are warehoused for more than 15 days and up to 45 days; provided, that no finished Products may remain warehoused for more than 45 days. Buyer will be responsible for all transportation costs associated with any such warehousing.
E. Special Equipment. Buyer shall provide any required special equipment or other materials Supplier may require to produce the Products. Buyer shall pay the actual costs related to repair and maintenance. Supplier shall operate any Buyer supplied special equipment in the manner specified by the manufacturer. Supplier shall at all times observe all safety procedures specified by the manufacturer and shall not modify the special equipment.
5. Prices; Price Adjustments; Payment Terms.
A. Initial Prices. Subject to the price adjustments described in this Agreement, Buyer shall pay to Supplier, for each Product the Buyer orders hereunder, the price for such Product based on the mutually agreed specifications, minimum production volume, maximum production volume, lead time and pricing for each product ("Production Specification"). Upon mutual written approval of each Production Specification, Buyer may place purchase orders with Supplier pursuant to the terms of the Production Specification.
B. Price Adjustments. Prices shall be adjusted as may be required to compensate for cost increases to the Supplier.  Supplier shall provide Buyer with written notice of such price adjustments at least 30 days prior to the date any such price adjustment is to become effective.
C. Payment Terms. Supplier will issue invoices to Buyer for all Products purchased hereunder, and Buyer shall pay all invoices received from Supplier pursuant to this Agreement in full within 30 days from the date of invoice. Buyer shall not take any deductions or set-offs from invoices unless specifically authorized to do so in writing by Supplier.
D. Non-Payment. In addition to any other rights and remedies Supplier may have with respect to Buyer's failure to fully and timely pay any amounts due hereunder, any amounts not paid when due shall be subject to an interest charge of 12 percent (1%) per month computed from the applicable due date or the maximum rate legally permitted, whichever is less.

6. Product Revisions. Any Product Revision (as defined below) shall be subject to mutual written agreement of the parties. Prior to any implementation of a Product Revision, the parties shall mutually agree in writing on the details thereof, including but not limited to any appropriate price adjustments to reflect changes in costs due to such Product Revision. Once a Product Revision has been so mutually agreed upon in writing, Supplier will use commercially reasonable efforts to manufacture and package Products in conformance with such Product Revision within a reasonable period of time. A "Product Revision" shall mean any change to the Specifications and/or of a Product's formulation, pack size or configuration or package construction or design. Buyer will pay for any obsolete packaging or ingredients resulting from a Product Revision or any changes to the label or artwork used on a Product.

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7. Labeling Elements; License.
A. Buyer's Responsibilities, Representations and Warranties. Notwithstanding any other provision set forth in this Agreement, it is specifically understood and agreed that all labels utilized in connection with the Products, including but not limited to the design, content, wording, artwork, label features and Marks (as defined below) (as such may be changed from time to time, "Labeling Elements") shall be determined by Buyer, and Buyer shall be solely responsible therefor, including but not limited to their compliance with all applicable federal, state and local laws, rules and regulations. Buyer represents and warrants to Supplier that, at all times during the Term (i) all Labeling Elements do and will comply with all applicable federal, state and local laws, rules and regulations, and (ii) Buyer is and will be the exclusive owner of, or will have the enforceable license or right to use, any and all designs, logos, trademarks (registered or unregistered), service marks, trade names and trade dress (collectively, the "Marks") included within the Labeling Elements. Buyer further represents and warrants to Supplier that, at all times during the Term, Buyer has and shall have all requisite right, power and authority to grant the license described in Paragraph C of this Section 7, and such license, and Supplier's use of the Labeling Elements pursuant hereto, shall not violate or infringe upon any copyright, proprietary right or other right of any third party.
B. Artwork. Buyer shall provide Supplier, at Buyer's expense, with all drawings and other artwork necessary for manufacturing and packaging the Products in accordance with all mutually agreed upon Specifications, all of which will be the sole property of Buyer and will be returned to Buyer by Supplier upon the expiration or termination of this Agreement.
C. License. During the Term, Buyer grants to Supplier a non-exclusive, royalty-free license to use all applicable Labeling Elements (including the Marks contained therein), patents, Specifications and formulas in connection with manufacturing, packaging and selling Products to Buyer in accordance with the terms of this Agreement.
8. Additional Representations and Warranties.
A. Supplier's Representations and Warranties. Supplier represents and warrants to Buyer that (i) all Products provided to Buyer pursuant to this Agreement shall be produced and packaged in accordance with, and are not adulterated or misbranded within the meaning of, the Federal Food, Drug, and Cosmetic Act, as amended (the "FD&C Act") and all other applicable federal, state and local laws, rules and regulations, (ii) no Products provided to Buyer pursuant to this Agreement shall be an article which may not, under the applicable provisions of the FD&C Act, be introduced into interstate commerce, (iii) all packaging material utilized in connection with the Products provided to Buyer pursuant to this Agreement shall be free of any poisonous or deleterious substance which may make the Products enclosed therein fail to conform to clause (i) or (ii) of this paragraph, and (iv) Supplier shall conduct tests reasonably necessary to ensure that the Products provided to Buyer pursuant to this Agreement are safe for human consumption and conform to the requirements of this Agreement when delivered to Buyer. Notwithstanding the foregoing, it is specifically understood and agreed that each of Supplier's representations and warranties set forth above shall exclude any and all Product conditions, qualities and/or characteristics to the extent arising out of or relating to any breach of Buyer's representations or warranties set forth in this Agreement. Except as otherwise specifically provided in this agreement, neither supplier nor any of its direct or indirect subsidiaries or affiliates makes any, and hereby disclaims all, other warranties, either express or implied, including without limitation, the implied warranty of fitness for any purpose.
B. Buyer's Representations and Warranties. Buyer represents and warrants to Supplier that compliance with the Specifications and Buyer's formulas and use of any raw materials or other ingredients provided by Buyer will not cause any Product provided to Buyer pursuant to this Agreement (i) to be produced or packaged to be in violation of the FD&C Act or any applicable federal, state and local laws rules and regulations or (ii) be an article which may not, under the applicable provisions of the FD&C Act, be introduced into interstate commerce.
C. Additional Representations and Warranties. Each party represents and warrants to the other party as follows: (i) that it has full power, authority and capacity to enter into this Agreement and to perform all its obligations hereunder, and (ii) that it is not bound by any other agreement, arrangement, judgment or order which would be violated as a result of its entering into this Agreement or performing any of its obligations hereunder.

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9. Indemnities.
A. Supplier Indemnity. Supplier shall indemnify, defend and hold harmless Buyer and its parent companies and each of their subsidiaries and affiliates, and each of their respective officers, directors, employees, agents, representatives and shareholders, predecessors and successors, from and against any and all claims, demands, causes of action, damages, losses, liabilities, judgments, costs, fees and expenses (including, without limitation, reasonable costs and expenses of investigation and settlement and reasonable attorneys' fees and expenses) (collectively, "Losses"), to the extent arising out of or relating to any breach by Supplier of its representations, warranties, covenants or obligations set forth in this Agreement. Such indemnification obligations shall survive the expiration or termination of this Agreement for any reason.
B. Buyer Indemnity. Buyer shall indemnify, defend and hold harmless Supplier and its parent companies and each of their subsidiaries and affiliates, and each of their respective officers, directors, employees, agents, representatives and shareholders, predecessors and successors, from and against any and all Losses, to the extent arising out of or relating to (i) any breach by Buyer of its representations, warranties, covenants or obligations set forth in this Agreement, (ii) the condition of any ingredients or materials provided by Buyer which existed at the time of delivery to Supplier, (iii) the handling of Products after title to such Products has passed to Buyer pursuant to the terms of this Agreement, (iv) the distribution, sale, advertisement, storage or transportation of Products after the time that title to such Products has passed to Buyer and/or (v) any Labeling Elements (including but not limited to any claims of infringement relating thereto). Such indemnification obligations shall survive the expiration or termination of this Agreement for any reason.

10. Force Majeure. In the event a party is prevented from performing any of its obligations under this Agreement by circumstances beyond its reasonable control occurring after the date hereof, including without limitation, fire, explosion, flood, drought, blackout, closure of borders, riots, sabotage, embargo, terrorism, war or other hostilities, domestic or foreign governmental acts or changes in law, accident, equipment failure, inability in obtaining facilities or supplies, or labor dispute including a strike or lockout (each a "Force Majeure Event"), such party's obligations shall be temporarily suspended, without liability to the other party, to the extent of such inability to perform; provided, however that a party shall not be relieved of its obligation to make payments as and when due. A party affected by a Force Majeure Event shall give written notice to the other party of the occurrence of such Force Majeure Event as soon as commercially practicable.
11. Confidentiality. During the course of their business relationship, each party may disclose to the other party certain information which the disclosing party considers proprietary and confidential, including but not limited to the terms of this Agreement as well as information concerning manufacturing and processing methods, business and technology plans, distribution strategies, sales, costs, pricing, marketing, customers, suppliers and research and development (collectively, "Confidential Information"). For purposes hereof, information that is already in the public domain or known by the receiving party at the time of disclosure by the disclosing party, or subsequently becomes available to the public or known by the receiving party without any breach of this Section, shall not be considered to be Confidential Information. The parties each agree that all Confidential Information shall be used by the receiving party solely for the purposes contemplated by this Agreement, shall be kept strictly confidential and shall not, without the disclosing party's prior written consent, be disclosed by the receiving party in any manner whatsoever, except as required to comply with applicable laws or regulations, or with a court or administrative order, subpoena, civil investigative demand or other legal process. The receiving party shall be liable for any failure of its employees, agents or representatives to comply with the confidentiality obligations set forth in this Section. The confidentiality obligations set forth in this Section shall expire two years following the expiration or termination of this Agreement. Supplier expressly agrees that it shall not, and shall cause its affiliates, officers, directors, employees, agents and representatives not to, make any attempt to reverse engineer any formula or product base of Buyer.

Exhibit 10.2 -- Page 4

12. Termination Rights.
A. Termination Due to Breach. Without prejudice and in addition to all other lawful rights and remedies, each party shall have the right to terminate this Agreement upon written notice to the other party if such other party materially breaches any of its representations, warranties, covenants or obligations set forth in this Agreement, and such failure has not been cured within 30 days of receiving written notice from the non-defaulting party reasonably describing such breach.
B. Termination Due to Financial Condition. Without prejudice and in addition to all other lawful rights and remedies, each party shall have the right to terminate this Agreement upon written notice to the other party in any of the following events, each of which constitutes good cause for termination (i) such other party files a petition for bankruptcy or is otherwise adjudicated bankrupt, (ii) a petition for bankruptcy is filed against such other party and such petition is not dismissed within 90 days, and/or (iii) such other party becomes insolvent, discontinues its business or voluntarily submits to, or is ordered by any federal bankruptcy court to undergo, liquidation pursuant to any applicable bankruptcy laws.

C. Termination By Mutual Written Consent. Without prejudice and in addition to all other lawful rights and remedies, the parties hereto may terminate this Agreement at any time for any reason by mutual written consent.
13. Independent Contractors. Each party hereby acknowledges and agrees that (a) it is an independent contractor and not an employee, agent or representative of the other party, and (b) it is not authorized to assume or create any obligation or responsibility on behalf of the other party, including but not limited to obligations based on representations, warranties or guarantees. Neither party, nor any of its employees, agents or representatives, shall misrepresent such status or authority.
14. Assignment. This Agreement shall not be assigned, in whole or in part, by either party without the written consent of the other party; provided, however, that such consent shall not be unreasonably withheld. For purposes of example only and not of limitation, it is agreed that Supplier's consent shall be deemed to be reasonably withheld in the event that the proposed assignee, in Supplier's reasonable opinion, competes with or may compete with Supplier or any direct or indirect subsidiary or affiliate of Supplier. Notwithstanding the foregoing, this Agreement may be assigned (i) by Supplier without limitation or consent to any direct or indirect subsidiary or affiliate of Supplier or to a successor to the business serviced by this Agreement; provided, that Supplier or its assignee continues to supply the Products under this Agreement; or (ii) by Buyer without limitation or consent to any direct or indirect subsidiary or affiliate of Buyer. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors, legal representatives and permitted assigns. Without limiting the provisions set forth above, if Buyer sells or otherwise transfers to a third party all or any portion of the business serviced by this Agreement, then at Supplier's option, Buyer shall require the purchaser or transferee to assume the obligations of Buyer under this Agreement with respect to the applicable business.
15. Insurance. During the Term, each of Buyer and Supplier shall maintain at all times at their sole cost and expense the insurance coverage to be agreed by the parties consistent with their operations and interaction. All such insurance shall be issued by one or more insurance carriers licensed or approved to do business in the state where services are rendered or Products are delivered.
16. Notices. All notices required by this Agreement shall be in writing and shall be deemed served as of the date received, and shall be personally delivered or sent either by registered or certified mail, return receipt requested, or by nationally recognized overnight courier, addressed to the parties at the following addresses:

If to Buyer:	If to Supplier:
Teo Foods, Inc.	Comercial Targa S.A. De C.V.
455 54th St, Suite 102	Blvd. Insurgentes 19801 Int 4-A Col
San Diego, CA 92114	Guaycura, Tijuana, B.C. Mexico 22216

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Either party hereto may from time to time change its address for notification purposes by giving the other party prior written notice of the new address and the date upon which it will become effective.
17. Miscellaneous.
A. Applicable Laws. This Agreement, and all controversies, claims and disputes arising out of or relating to this Agreement or either party's performance under this Agreement, including claims for breach of contract and related causes of action, shall be governed by the laws of the State of California, without reference to its choice of law principles.
B. No Waiver; Remedies Cumulative. No delay or omission by either party in exercising any right or power hereunder will impair such right or power or be construed to be a waiver thereof. A waiver by either party of any provision hereof or of any breach hereunder must be in a writing signed by the waiving party and will not be construed to be a waiver of any prior or subsequent breach of such provision or of any other provisions herein contained. Except as otherwise provided in this Agreement, all remedies provided for in this Agreement will be cumulative and in addition to and not in lieu of any other remedies available to either party at law, in equity or otherwise.
C. No Consequential Damages. Notwithstanding any other provision set forth in this Agreement, in no event (including, without limitation, any termination of this Agreement with or without cause) will either party be liable to the other party for any indirect, special or consequential damages whatsoever, (including, without limitation, lost profits) arising out of or relating to this Agreement or either party's performance under this Agreement.
D. Entire Agreement. This Agreement constitutes the final agreement between the parties relating to the matters contained in this Agreement and is the complete and exclusive expression of the parties' agreement on such matters. All prior and contemporaneous negotiations and agreements between the parties on matters contained in this Agreement, whether oral or written, are expressly merged into and superseded by this Agreement. The provisions of this Agreement may not be explained, supplemented or qualified through evidence of trade usage or prior course of dealings except to the extent, and solely to the extent, the Agreement expressly requires the parties to act and/or provide products or services in a manner consistent with the past practices of the parties. In entering into this Agreement, neither party has relied upon any statement, representation, warranty or agreement of the other party except for those expressly contained in this Agreement.
E. Amendments. This Agreement may not be amended, supplemented or modified in any respect without further written agreement of both parties referencing this Agreement, signed by their respective authorized representatives. If any operating standards, procedures or manuals or any other documents of either party (or if form language in either party's forms such as purchase orders, bills of lading and the like), regardless of whether signed by a representative of the other party, contain any provisions that purport to impose obligations on the other party not imposed by this Agreement, such provisions shall be null and void and have no force or effect.
F. Severability. In case any one or more of the provisions of this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, any other provision in this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. Such invalid, illegal or unenforceable provisions shall be given effect to the maximum extent permitted by law.

G. Counterparts; Signatures. This Agreement may be executed in one or more counterparts for the convenience of the parties hereto, all of which together will constitute one and the same instrument. A signature transmitted by facsimile or other electronic means shall have the same force and effect as an original signature.
H. Headings; Construction. The headings contained herein are for convenience of reference only and shall not be deemed to limit or affect the subject matter contained herein. The parties have jointly prepared this Agreement and the terms hereof shall not be construed in favor or against any party on account of its participation in such preparation. As used in this Agreement, the singular form shall include the plural, and vice versa, when the context so requires.

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I. Compliance with Laws. Each party shall comply with all federal, state and local laws, rules and regulations that apply to its performance hereunder and/or to its handling, distribution, sale or resale of the Products purchased hereunder, including without limitation, possessing and maintaining all necessary permits and licenses.
J. Attorneys' Fees. In the event of any controversy, claim or dispute between the parties hereto arising out of or relating to this Agreement or either party's performance under this Agreement, the prevailing party shall be entitled to recover from the losing party reasonable attorneys' and experts' fees and expenses and other costs reasonably incurred by the prevailing party in enforcing its rights under this Agreement.
K. No Release; Survival of Obligations. No expiration or termination of this Agreement shall release either party from any obligation accrued prior to the date of such expiration or termination or from any obligations surviving the expiration or termination of this Agreement. Without limiting the generality of the foregoing, it is specifically acknowledged and agreed that the provisions contained in each of the following Sections shall survive the expiration or termination of this Agreement: Section 7, Labeling Elements; Section 8, Representations and Warranties; Section 9, Indemnities; Section 11, Confidentiality (but only for a period of two years as described in such Section); and Section 17, Miscellaneous.
L. Waiver of jury trial. Each party knowingly, voluntarily and intentionally waives its right to a trial by jury in any litigation arising out of or relating to this agreement or either party's performance under this agreement. This waiver applies to any litigation, whether sounding in contract, tort or otherwise. Each party acknowledges that it has received advice of competent counsel with respect to the waiver contained in this section.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their proper and duly authorized representatives as of the date first set forth above.

"SUPPLIER"		"BUYER"

Comercial Targa S.A. De C.V.		Teo Foods, Inc.

By:	/s/ Sandro Piancone	By:	/s/ Jeffrey H. Mackay
Name:	Sandro Piancone	Name:	Jeffrey H. Mackay
Title:	President	Title:	President

Exhibit 10.2 -- Page 7